Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Reports Third Quarter Results

Overland Park, KS, Oct. 25, 2011 — Waddell & Reed Financial, Inc. (NYSE: WDR) today reported third quarter net income of $39.8 million, or $0.46 per diluted share, compared to net income of $50.0 million, or $0.58 per diluted share, during the second quarter of 2011 and net income of $40.5 million, or $0.47 per diluted share, during the third quarter of 2010.

The current quarter’s net income included investment losses of $4.4 million which, due to the non-deductibility stemming from our tax loss carryforward, resulted in a higher effective tax rate.  Additionally, operating costs included a pre-tax charge of $1.8 million for the write-off of software capitalization costs due to our decision to discontinue the use of certain software licenses.  During the third quarter of 2010, investment and other income included gains of $3.5 million, which also increased net income by the same amount due to the non-taxability stemming from our tax loss carryforward, resulting in a lower effective tax rate.

Our operating margin remained relatively unchanged at 25.2% compared to 25.5% during the second quarter of 2011, but increased 170 basis points compared to the same period in 2010.

Sales of $6.4 billion increased 12% compared to the previous quarter and 38% compared to the same period last year.  Net inflows were $1.3 billion — compared to $1.7 billion and $658 million in the second quarter of 2011 and third quarter of 2010, respectively.  During the first three weeks of October, sales were approximately $1.0 billion and experiencing slight outflows.

Business Discussion

Management commentary

“Despite market risk-aversion, Waddell & Reed continued to generate meaningful organic growth,” said Hank Herrmann, Chairman and Chief Executive Officer of Waddell & Reed Financial, Inc.  “Heightened volatility in the equity markets was an important contributor to weaker flows, offset somewhat by stronger demand for our fixed income products.  We believe that the breadth and performance of our product line, and the intensity of our distribution efforts, continue to help us to navigate difficult markets.”

Advisors channel

Sales and net outflows remained relatively unchanged compared to the same period last year, but declined compared to the previous quarter due to market volatility.  Quarterly sales were $867 million, while net outflows totaled $133 million.  Average daily sales in each month remained essentially unchanged.

Average advisor productivity decreased to $37.6 thousand, down from the previous quarter’s historical high level of $40.2 thousand.  A challenging sales environment and lower asset-based fees were responsible for the decline.  Headcount increased slightly due primarily to our hiring of experienced financial advisors.

The redemption rate remained essentially unchanged sequentially at 10.0%, reflecting the important stability of the Advisors channel asset base even in volatile markets.

Wholesale channel

Sales in our Wholesale channel were $4.0 billion, a 35% increase compared to the same period last year, but 6% lower sequentially.  Despite the challenges posed by market turmoil, net flows remained positive in each month for a quarterly total of $550 million.  Intra quarter, the month of August saw the highest level of gross sales, as well as the highest level of redemptions.

Sales in products outside of our flagship Asset Strategy portfolios remain at approximately half of total sales volume in this channel.  A number of funds — including 3 fixed income portfolios — received significant daily contributions.

Institutional channel

Sales were $1.6 billion during the quarter and included a previously disclosed mandate of approximately $800 million.  Net inflows were $906 million, a marked improvement compared to outflows of $125 million during the previous quarter and inflows of $342 million during the same period last year.

Sales and flows in the channel continue to be dominated by new and continuing contributions from subadvisory relationships.

Management Fee Revenue Analysis

During the current quarter, average assets under management were $87.4 billion, a decline of 4% sequentially and an increase of 21% over the same period in 2010.  The change in revenues was slightly lower than the change in average assets under management as a combination of mix-shift to lower fee products and fee waivers, principally to money market funds, caused the effective fee rate to decline to 60.6 basis points compared to 61.4 basis points in the previous quarter and 61.1 basis points in the third quarter of 2010.

Underwriting and Distribution Revenue and Expense Analysis

Advisors channel

A combination of lower sales from front-loaded Class A shares and variable annuities, and lower asset-based Rule 12b-1 fees, were almost equally responsible for the sequential decline in revenues.  These were partly offset by higher asset-allocation revenues.  Direct costs declined with revenues while indirect costs rose on higher sales program and office administration costs.

Compared to the same period last year, revenues rose largely from higher asset-allocation fees and to a lesser degree, higher asset-based Rule 12b-1 fees.  This increase was partly offset by lower front-loaded Class A share sales.  Direct expenses rose with revenues.  Higher office administration costs, and to a lesser degree, higher sales convention costs were responsible for the increase in indirect expenses.

Wholesale channel

Changes in asset levels were responsible for the decline in revenues compared to the previous quarter and an increase in revenues compared to the same period last year.  Direct expenses fell sequentially as a result of lower asset levels and lower sales commissions, while on a year-over-year basis rose due to higher asset levels and higher sales commissions.  Indirect expenses remained largely unchanged.

Compensation and Related Expense Analysis

The sequential decline in costs is largely attributable to lower estimates for annual incentive bonuses, and to a lesser degree, lower equity compensation costs due to a true-up made in the second quarter for forfeitures, which inflated costs in the second quarter.  Compared to the same period last year, costs remain relatively unchanged.

General and Administrative Expense Analysis

Costs rose compared to both the second quarter of 2011 and the third quarter of 2010 because of higher IT costs and to a lesser degree, higher dealer servicing costs.  The current quarter included a write-off of $1.8 million related to our decision to discontinue the use of certain software licenses.

Investment and Other Income/Loss

Investment losses totaled $4.4 million during the current quarter and were primarily due to losses in our mutual fund trading portfolios, as well as a $1.0 million write-down on a partnership interest.

Investment and other income totaled $2.5 million during the previous quarter, which was largely attributable to gains on sales of available-for-sale securities.  Last year’s third quarter investment and other income of $3.9 million was primarily the result of gains in our mutual fund trading portfolios, which were partly offset by a $1.5 million write-down on a partnership interest.

Tax Rate

Our effective tax rate during the current quarter was 41.2%, which reflected an increase in the valuation allowance on capital loss carryforwards due to a decline in the fair value of our investment portfolios during the period.  The effective tax rates during the second quarter of 2011 and third quarter of 2010 were 36.4% and 33.1%, respectively.  These rates reflected a decrease in the valuation allowance on capital loss carryforwards as a result of investment gains and increases in the fair value of our investment portfolios during the respective periods.

The effective tax rate for future periods, excluding any changes related to the valuation allowance, is anticipated to range between 37% and 39%.

Balance Sheet Information

As of September 30, 2011, cash and cash equivalents and investment securities were $440 million (excluding $56 million held for the benefit of customers segregated in compliance with federal and other regulations).  Long-term debt was $190 million and there was no short-term debt outstanding.

Stockholders’ equity was $521 million and there were 85.4 million shares outstanding.  During the quarter, we repurchased 652 thousand shares on the open market or privately bringing our annual total to 1.6 million shares at an aggregate cost of $57 million.

Unaudited Schedule of Operating Data

(Amounts in thousands, except for per share data)

	2010				2011
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Operating Revenues:
Investment management fees	$109,663	$113,052	$111,159	$123,664	$131,644	$138,985	$133,494
Underwriting and distribution fees	113,136	114,545	114,071	126,305	132,763	137,354	131,001
Shareholder service fees	28,815	29,622	29,577	31,276	32,167	33,606	33,254
Total operating revenues	251,614	257,219	254,807	281,245	296,574	309,945	297,749
Operating Expenses:
Underwriting and distribution	133,866	133,506	132,857	143,375	152,004	157,219	151,936
Compensation and related costs	32,925	34,355	36,164	38,811	40,475	42,092	37,052
General and administrative	15,686	16,709	16,022	18,286	17,631	19,500	22,491
Subadvisory fees	7,072	6,888	6,481	7,382	8,080	8,313	7,291
Depreciation	3,445	3,486	3,526	3,573	3,604	3,842	3,980
Total operating expenses	192,994	194,944	195,050	211,427	221,794	230,966	222,750
Operating Income	58,620	62,275	59,757	69,818	74,780	78,979	74,999
Investment and other income/(loss)	891	(1,585)	3,933	5,498	1,003	2,452	(4,365)
Interest expense	(3,558)	(3,111)	(3,128)	(2,926)	(2,900)	(2,835)	(2,838)
Income before taxes	55,953	57,579	60,562	72,390	72,883	78,596	67,796
Provision for taxes	20,044	23,427	20,029	26,025	27,250	28,626	27,962
Net Income	$35,909	$34,152	$40,533	$46,365	$45,633	$49,970	$39,834
Net income per share	0.42	0.40	0.47	0.54	0.53	0.58	0.46
Weighted average shares outstanding - diluted	85,675	86,025	85,448	85,482	85,836	86,275	85,782
Operating margin	23.3%	24.2%	23.5%	24.8%	25.2%	25.5%	25.2%

Underwriting and Distribution

(Amounts in thousands)

	2010				2011
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Advisors Channel
Revenues	$60,537	$61,443	$60,862	$69,265	$72,555	$74,018	$70,088
Expenses
Direct	42,540	43,151	43,472	47,995	50,872	52,422	49,748
Indirect	22,845	21,746	21,142	21,998	22,791	23,724	24,761
Total expenses	$65,385	$64,897	$64,614	$69,993	$73,663	$76,146	$74,509
Wholesale Channel
Revenues	$52,599	$53,102	$53,209	$57,040	$60,208	$63,336	$60,913
Expenses
Direct	57,141	57,635	56,351	61,627	66,591	69,376	65,526
Indirect	11,340	10,974	11,892	11,755	11,750	11,697	11,901
Total expenses	$68,481	$68,609	$68,243	$73,382	$78,341	$81,073	$77,427
Total
Revenues	$113,136	$114,545	$114,071	$126,305	$132,763	$137,354	$131,001
Expenses
Direct	99,681	100,786	99,823	109,622	117,463	121,798	115,274
Indirect	34,185	32,720	33,034	33,753	34,541	35,421	36,662
Total expenses	$133,866	$133,506	$132,857	$143,375	$152,004	$157,219	$151,936
Margin	-18.3%	-16.6%	-16.5%	-13.5%	-14.5%	-14.5%	-16.0%

Changes in Assets Under Management

(Amounts in millions)

	2010				2011
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Advisors Channel
Beginning assets	$29,474	$30,501	$28,215	$30,783	$33,181	$34,922	$34,843
Sales (net of commissions)	886	954	839	935	1,064	1,011	867
Redemptions	(762)	(902)	(919)	(943)	(990)	(1,059)	(1,004)
Net sales	124	52	(80)	(8)	74	(48)	(137)
Net exchanges	(35)	(55)	(138)	(77)	(62)	(55)	(79)
Reinvested dividends & capital gains	57	103	81	95	54	128	83
Net flows	146	100	(137)	10	66	25	(133)
Market action	881	(2,386)	2,705	2,388	1,675	(104)	(4,950)
Ending assets	$30,501	$28,215	$30,783	$33,181	$34,922	$34,843	$29,760

Wholesale Channel
Beginning assets	$32,818	$35,604	$32,523	$36,480	$40,883	$44,742	$46,558
Sales (net of commissions)	4,430	3,530	2,933	3,613	4,719	4,211	3,957
Redemptions	(2,106)	(3,303)	(2,566)	(2,585)	(3,162)	(2,566)	(3,515)
Net sales	2,324	227	367	1,028	1,557	1,645	442
Net exchanges	34	54	27	74	62	55	79
Reinvested dividends & capital gains	(6)	107	59	78	0	117	29
Net flows	2,352	388	453	1,180	1,619	1,817	550
Market action	434	(3,469)	3,504	3,223	2,240	(1)	(8,970)
Ending assets	$35,604	$32,523	$36,480	$40,883	$44,742	$46,558	$38,138

Institutional Channel
Beginning assets	$7,491	$8,127	$7,541	$8,704	$9,609	$10,407	$10,346
Sales (net of commissions)	819	768	905	1,097	776	556	1,625
Redemptions	(517)	(551)	(704)	(1,104)	(530)	(709)	(737)
Net sales	302	217	201	(7)	246	(153)	888
Net exchanges	0	0	115	2	0	0	0
Reinvested dividends & capital gains	23	26	26	40	16	28	18
Net flows	325	243	342	35	262	(125)	906
Market action	311	(829)	821	870	536	64	(1,694)
Ending assets	$8,127	$7,541	$8,704	$9,609	$10,407	$10,346	$9,558

Consolidated Total
Beginning assets	$69,783	$74,232	$68,279	$75,967	$83,673	$90,071	$91,747
Sales (net of commissions)	6,135	5,252	4,677	5,645	6,559	5,778	6,449
Redemptions	(3,385)	(4,756)	(4,189)	(4,632)	(4,682)	(4,334)	(5,256)
Net sales	2,750	496	488	1,013	1,877	1,444	1,193
Net exchanges	(1)	(1)	4	(1)	0	0	0
Reinvested dividends & capital gains	74	236	166	213	70	273	130
Net flows	2,823	731	658	1,225	1,947	1,717	1,323
Market action	1,626	(6,684)	7,030	6,481	4,451	(41)	(15,614)
Ending assets	$74,232	$68,279	$75,967	$83,673	$90,071	$91,747	$77,456

Supplemental Information

	2010				2011
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Redemption rates - long term assets
Advisors	8.2%	9.5%	10.0%	9.6%	9.6%	10.1%	10.0%
Wholesale	24.6%	37.7%	29.2%	25.9%	29.7%	22.3%	31.0%
Institutional	27.4%	28.0%	34.4%	47.6%	21.3%	27.1%	27.8%
Total	18.2%	25.2%	22.1%	22.0%	21.0%	18.2%	22.9%

Gross Revenue per advisor (000s)	27.1	28.5	29.1	34.2	39.2	40.2	37.6

Number of advisors	2,057	2,013	1,950	1,847	1,732	1,751	1,758

Number of shareholder accounts (000s)	3,962	3,973	4,015	3,923	3,988	4,087	4,118

Number of shareholders (000s)	930	901	912	787	803	819	827

Fund Rankings

Lipper

	1 Year	3 Years	5 Years
Equity funds
Top quartile	20%	35%	48%
Top half	41%	56%	75%

Equity assets
Top quartile	10%	20%	75%
Top half	25%	24%	87%

Fixed income funds
Top quartile	42%	50%	53%
Top half	63%	56%	67%

Fixed income assets
Top quartile	50%	46%	56%
Top half	63%	57%	69%

All funds
Top quartile	26%	39%	49%
Top half	47%	56%	73%

All assets
Top quartile	18%	25%	71%
Top half	32%	30%	84%

MorningStar
% of funds with 4 or 5 stars
Equity funds	48%	24%	54%
All funds	45%	22%	51%

% of assets with 4 or 5 stars
Equity assets	29%	13%	31%
All assets	32%	15%	35%

Earnings Conference Call

Stockholders, members of the investment community and the general public are invited to listen to a live Web cast of our earnings release conference call today, October 25th  at 10:00 a.m. Eastern.  During this call, Henry J. Herrmann, Chairman and CEO, will review our quarterly results.  Live access to the teleconference will be available on the “Investor Relations” section of our Web site at www.waddell.com.  A Web cast replay will be made available shortly after the conclusion of the call and accessible for seven days.

Web site Resources

We invite you to visit the “Investor Relations” section of our Web site at www.waddell.com under the caption “Data Tables” to review supplemental information schedules.

Contacts

Investor Contact:

Nicole McIntosh, VP, Investor Relations, (913) 236-1880, nmcintosh@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyfunds.com.

Past performance is no guarantee of future results.  Please invest carefully.

About the Company

Waddell & Reed, Inc., founded in 1937, is one of the oldest mutual fund complexes in the United States, having introduced the Waddell & Reed Advisors Group of Mutual Funds in 1940. Today, we distribute our investment products through the Waddell & Reed Advisors channel (our network of financial advisors), our Wholesale channel (encompassing broker/dealer, retirement, registered investment advisors as well as the activities of our Legend subsidiary), and our Institutional channel (including defined benefit plans, pension plans and endowments and our subadvisory partnership with Mackenzie in Canada).

Through its subsidiaries, Waddell & Reed Financial, Inc. provides investment management and financial planning services to clients throughout the United States. Waddell & Reed Investment Management Company serves as investment advisor to the Waddell & Reed Advisors Group of Mutual Funds, Ivy Funds Variable Insurance Portfolios and Waddell & Reed InvestEd Portfolios, while Ivy Investment Management Company serves as investment advisor to Ivy Funds. Waddell & Reed, Inc. serves as principal underwriter and distributor to the Waddell & Reed Advisors Group of Mutual Funds, Ivy Funds Variable Insurance Portfolios and Waddell & Reed InvestEd Portfolios, while Ivy Funds Distributor, Inc. serves as principal underwriter and distributor to Ivy Funds.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the current views and assumptions of management with respect to future events regarding our business and industry in general.  These forward-looking statements include all statements, other than statements of historical fact, regarding our financial position, business strategy and other plans and objectives for future operations, including statements with respect to revenues and earnings, the amount and composition of assets under management, distribution sources, expense levels, redemption rates and the financial markets and other conditions.  These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “project,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature.  Readers are cautioned that any forward-looking information provided by or on behalf of the Company is not a guarantee of future performance.  Actual results may differ materially from those contained in these forward-looking statements as a result of various factors, including but not limited to those discussed below.  If one or more events related to these or other risks, contingencies or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from those forecasted or expected.  Certain important factors that could cause actual results to differ materially from our expectations are disclosed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2010, which include, without limitation:

•                                          The introduction of legislative or regulatory proposals or judicial rulings that change the independent contractor classification of our financial advisors at the federal or state level for employment tax or other employee benefit purposes;

•                                          The adverse ruling or resolution of any litigation, regulatory investigations and proceedings, or securities arbitrations by a federal or state court or regulatory body;

•                                          Non-compliance with applicable laws or regulations and changes in current legal, regulatory, accounting, tax or compliance requirements or governmental policies;

•                                          A decline in the securities markets or in the relative investment performance of our Funds and other investment portfolios and products as compared to competing funds;

•                                          The loss of existing distribution channels or inability to access new distribution channels;

•                                          A reduction in assets under our management on short notice, through increased redemptions in our distribution channels or our Funds, particularly those Funds with a high concentration of assets, or investors terminating their relationship with us or shifting their funds to other types of accounts with different rate structures;

•                                          A decrease in, or the elimination of, any future quarterly dividend paid to stockholders; and

•                                          Our inability to hire and retain senior executive management and other key personnel.

The foregoing factors should not be construed as exhaustive and should be read together with other cautionary statements included in this and other reports and filings we make with the Securities and Exchange Commission, including the information in Item 1 “Business” and Item 1A “Risk Factors” of Part I and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Part II to our Annual Report on Form 10-K for the year ended December 31, 2010 and as updated in our quarterly reports on Form 10-Q for the year ending December 31, 2011.  All forward-looking statements speak only as the date on which they are made and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.